Exhibit 12

                             UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                               ($ in millions)



                                  Six
                                  Months
                                  Ended          Years Ended December 31
                                  June 30, ----------------------------------
                                  2009      2008   2007   2006   2005   2004
                                  --------  ----   ----   ----   ----   ----
Fixed charges
Interest expense                  $ 43.0   $ 85.1 $ 76.3 $ 77.2 $ 64.7 $ 69.0
Interest capitalized during
  the period                         3.4      9.0    9.1    9.9   15.0   16.3
Amortization of debt issuance
  expenses                           1.9      4.1    3.8    3.8    3.4    3.5
Portion of rental expense
  representative of interest        25.3     50.6   55.9   56.7   60.9   61.6
                                   ------  ------ ------ ------ ------  -----
    Total Fixed Charges             73.6    148.8  145.1  147.6  144.0  150.4
                                   ------  ------ ------ ------ ------  -----
Earnings
Income (loss) from continuing
 operations before income taxes(1)  50.7    (64.5)  29.4 (242.2)(203.1) (85.5)
Add (deduct) the following:
 Share of loss (income) of
  associated companies                -        -      -     4.5   (7.2) (14.0)
 Amortization of capitalized
  interest                           6.9     16.1   14.5   13.7   12.9   11.7
                                   -----   ------ ------ ------ ------  -----
    Subtotal                        57.6    (48.4)  43.9 (224.0)(197.4) (87.8)
                                   -----   ------ ------ ------ ------  -----

Fixed charges per above             73.6    148.8  145.1  147.6  144.0  150.4
Less interest capitalized during
  the period                        (3.4)    (9.0)  (9.1)  (9.9) (15.0) (16.3)
                                   -----   ------ ------ ------ ------ ------
Total earnings (loss)             $127.8   $ 91.4 $179.9 $(86.3)$(68.4)$ 46.3
                                  ======   ====== ====== ====== ====== ======

Ratio of earnings to fixed
  charges                           1.74      *     1.24    *      *      *
                                   =====   ====== ====== ====== ======  =====

(1) Amounts for the years 2004-2008 have been reclassified to reflect the adoption of Statement of Financial Accounting Standards No. 160,
"Noncontrolling Interests in Consolidated Financial Statements."

* Earnings for the years ended December 31, 2008, 2006, 2005 and 2004 were inadequate to cover fixed charges by $57.4 million, $233.9 million, $212.4 million and $104.1 million, respectively.